EXHIBIT 10.1

Bottler’s Agreement

THIS AGREEMENT, made and entered into with effect from April 1, 2014 by and among THE COCA-COLA COMPANY, a corporation organized and existing under the laws of the State of Delaware, United States of America, with principal offices at One Coca-Cola Plaza, N.W, in the City of Atlanta, State of Georgia 30313, United States of America (hereinafter referred to as the “Company”); COCA-COLA (JAPAN) COMPANY, LIMITED, a corporation organized and existing under the laws of Japan, with principal offices at 6-3, Shibuya 4-chome, Shibuya-ku, Tokyo 150-0002, Japan (hereinafter referred to as “CCJC”); and                                          , a corporation organized and existing under the laws of Japan, with principal offices at                                                                                   (hereinafter referred to as the “Bottler”);

WITNESSETH:

WHEREAS,

A.	The Company is engaged in the manufacture and the sale of beverage bases, essences, and other ingredients and a beverage base concentrate (hereinafter collectively referred to as the “Concentrate”), the formula for which is an industrial secret of the Company, from which a non-alcoholic beverage syrup or powder (hereinafter collectively referred to as the “Syrup”) is prepared, and is also engaged in the manufacture and sale of the Syrup, which Concentrate or Syrup is used in the preparation of a non-alcoholic beverage product (hereinafter referred to as the “Beverage”) for sale in bottles and other containers and in other forms or manners;

B.	The Company is the owner of the trade marks including “Coca-Cola” and “Coke” that distinguish the Concentrate, the Syrup and the Beverage, the trade mark consisting of a Distinctive Bottle in various sizes in which the Beverage has been marketed for many years, the depiction of the Distinctive Bottle, the Dynamic Ribbon device, and the intellectual property embodied in the distinctive trade dress, other design devices and packaging elements associated with the Concentrate, the Syrup and the Beverage (said trade marks “Coca-Cola”, “Coke”, the Distinctive Bottle, the depiction of the Distinctive Bottle, the Dynamic Ribbon device, the intellectual property embodied in the distinctive trade dress, other design devices and packaging elements associated with the Concentrate, the Syrup and the Beverage, and any additional trade marks that the Company may adopt from time to time to distinguish the Concentrate, the Syrup and the Beverage being hereinafter collectively referred to as the “Trade Marks”);

C.	The Company has the exclusive right to prepare, package, distribute and sell the Beverage and the right to manufacture and sell the Concentrate and the Syrup in Japan, among other countries;

D.	The Company has designated and authorized certain third parties, including but not limited to CCJC, to supply the Concentrate to the Bottler (said third parties being hereinafter referred to as the “Authorized Suppliers”);

E.	The Bottler has requested an authorization from the Company to use the Trade Marks in connection with the preparation, packaging, distribution and sale of the Beverage in and throughout a territory as defined and described in this Agreement; and

F.	The Company is willing to grant the requested authorization to the Bottler under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

I.	OBJECT OF THE AGREEMENT

1.

(a)	The Company hereby authorizes the Bottler, and the Bottler undertakes, upon the following terms and conditions to prepare and package the Beverage in such containers as may be approved by the Company in writing from time to time (hereinafter referred to as “Approved Containers”) and to distribute and sell the same under the Trade Marks, in and throughout, but only in and throughout, the following territory (hereinafter referred to as the “Territory”):

[Insert]

(b)	It is understood and agreed that the Company may upon notice in writing to the Bottler withdraw the authorization for any of the Approved Containers except for such containers as described in the said approval by the Company as refillable. It is further understood and agreed that any such withdrawal of an authorization in respect of any container for the Beverage shall be upon reasonable notice and shall take into account the strategic and operational marketing requirements for the Beverage. In the event of such withdrawal, the provisions of Clause 26 (c) shall apply to containers in respect of which authorization has been withdrawn.

2.	The Company or Authorized Suppliers will sell and deliver to the Bottler such quantities of the Concentrate as may be ordered by the Bottler from time to time, provided that the Bottler will order, and the Company or Authorized Suppliers will sell and deliver to the Bottler, only such quantities of the Concentrate as may be necessary and sufficient to implement this Agreement. In this regard, the Bottler covenants and agrees to buy Concentrate only from the Company or Authorized Suppliers.

3.	The Bottler will use the Concentrate exclusively for the preparation of the Syrup and the preparation and packaging of the Beverage as prescribed from time to time by the Company. The Bottler undertakes not to sell or resell the Concentrate or the Syrup, nor permit the same to fall into the hands of third parties, without the prior written consent of the Company or CCJC.

4.	The Company retains the sole and exclusive right at any time to determine the formula, composition or ingredients for the Concentrate, the Syrup and the Beverage.

5.	Except as may be provided herein and for the term of this Agreement, the Company will refrain from selling or distributing, or from causing the sale or distribution of, the Beverage in the Territory in Approved Containers. The Company reserves the rights, however, to prepare and package the Beverage in any container in the Territory for sale outside the Territory, and to prepare, package, distribute or sell, or authorize third parties to prepare, package, distribute or sell, the Beverage in the Territory in any container other than an Approved Container.

II.	OBLIGATIONS OF THE BOTTLER RELATIVE TO MARKETING, PLANNING AND REPORTING

6.	The Bottler covenants and agrees:

(a)	to make every effort and employ all practicable and approved means to promote, develop and exploit the full potential of the business of preparing, packaging, distributing, marketing and selling the Beverage throughout the Territory by creating, stimulating and expanding continuously the future demand for the Beverage and by satisfying fully and in all respects the current demand therefor;

(b)	to prepare, package, distribute and sell such quantities of the Beverage as shall in all respects satisfy fully every demand for the Beverage within the Territory; however, with the prior written consent of the Company, the Bottler may purchase the Beverage in Approved Containers from parties designated in writing by the Company, for resale by the Bottler within the Territory;

(c)	to invest all the capital and to obtain and expend all the funds required for the organization, installation, operation, maintenance and replacement within the Territory of such manufacturing, warehousing, marketing, distribution, delivery, transportation and other facilities and equipment as shall be necessary for the Bottler to comply with its obligations under this Agreement;

(d)	to provide competent and well-trained management and recruit, train, maintain and direct all personnel required, sufficient in every respect to perform all of the obligations of the Bottler under this Agreement;

(e)	to deliver to the Company once in each calendar year a program or plan in writing acceptable to the Company as to form and substance and in accordance with the Bottler’s obligations under this Agreement, showing in detail the activities of the Bottler, including, but not limited to, the marketing, management, financial, investment, manufacturing, promotional and advertising plans contemplated for the ensuing twelve-month period or such other period as the Company may prescribe, to prosecute such program or plan diligently, and to deliver to the Company upon its request written reports of the progress of the work in an acceptable form;

(f)	to report to the Company accurate and current information on production (including the inventory status), distribution and sales of the Beverage, as well as the Bottler’s business operations and facilities relating to the production, distribution or sale of the Beverage, at such intervals, in such detail and in such form as may be requested by the Company; and

(g)	to maintain accurate books, accounts and records and to provide to the Company such financial, accounting and other information as the Company may request to enable the Company to determine whether the Bottler is maintaining the consolidated financial capacity reasonably necessary to perform its obligations under this Agreement and in recognition of the Company’s interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the bottling, distribution and sales system.

7.	The Bottler must, for its own account, budget and expend such funds for advertising, marketing and promoting the Beverage as may be reasonably required by the Company to create, stimulate and sustain the demand for the Beverage in the Territory, provided that the Bottler shall submit all advertising, marketing and promotional projects relating to the Trade Marks or the Beverage to the Company for its prior approval, and shall use, publish, maintain or distribute only such advertising, marketing or promotional material relating to the Trade Marks or the Beverage as the Company shall approve and authorize. The Company and/or CCJC may agree from time to time and subject to such terms and conditions as it or they shall stipulate in each case to contribute financially to the Bottler’s marketing programs. The Company and/or CCJC may also undertake, at its or their own expense and independently from the Bottler, any additional advertising or sales promotion activities in the Territory it or they deem(s) useful or appropriate.

8.

(a)	The Bottler recognizes that the Company and/or CCJC has entered into or may enter into agreements similar to this Agreement with other parties outside the Territory and accepts the limitations such agreements may reasonably impose on the Bottler in the conduct of its business under this Agreement. The Bottler further agrees to conduct its business in such a manner so as to avoid conflicts with such other parties, and, in the event of disputes nevertheless arising with such other parties, to make every reasonable effort to settle them amicably.

(b)	The Bottler will not oppose any additional actions the adoption of which are considered by the Company and/or CCJC as necessary and justified in order to protect and improve the manufacturing, sales and/or distribution system for the Beverage, including, but not limited to, those actions which might be adopted concerning the supply of large and/or special customers whose field of activity transcends the boundaries of the Territory, even if such actions should limit the Bottler’s rights under this Agreement.

9.

(a)	The Bottler, recognizing the important benefit to itself and all the other parties referred to in Clause 8(a) above, of a uniform external appearance of the distribution and other equipment and materials used under this Agreement, agrees to accept and apply the standards adopted and issued from time to time by the Company for the design and decoration of trucks and other delivery vehicles, cases, cartons, coolers, vending machines and other materials and equipment used in the distribution and sale of the Beverage.

(b)	The Bottler further agrees to maintain and to replace such equipment at such intervals as are reasonably necessary.

10.	The Bottler acknowledges and agrees that the broadest possible direct distribution and sale of the Beverage to retail outlets and final consumers in the Territory is an essential element in satisfying fully the demand for the Beverage pursuant to this Agreement. Notwithstanding the recognized advantages of direct distribution, the Bottler shall be authorized to distribute and sell the Beverage to wholesalers in the Territory who sell only to retail outlets in the Territory. Any other methods of distribution shall be subject to the prior written approval of the Company.

11.

(a)	Except as approved in writing by the Company, the Bottler shall prevent the sale or distribution in any manner whatsoever of the Beverage outside the Territory.

(b)	Without prejudice to Clause 11(a) above, in the event any of the Beverage prepared, packaged, distributed or sold by the Bottler is found in the territory of another authorized bottler or authorized distributor (hereinafter referred to as the “Injured Bottler”), then, in addition to all other remedies available to the Company:

(1)	the Company may, in its sole discretion, cancel forthwith the approval for the container(s) of the type which were found in the Injured Bottler’s territory;

(2)	the Company may charge the Bottler an amount of compensation for the Beverage found in the Injured Bottler’s territory, to include all lost profits, expenses and other costs incurred by the Company and the Injured Bottler; and

(3)	the Company or CCJC may purchase any of the Beverage prepared, packaged, distributed or sold by the Bottler which is found in the Injured Bottler’s territory, and the Bottler shall, in addition to any other obligation it may have under this Agreement, reimburse the Company, or CCJC as the case may be, for the Company’s, or CCJC’s, cost of purchasing, transporting and/or destroying such Beverage.

(c)	In the event the Beverage prepared, packaged, distributed or sold by the Bottler is found in the territory of an Injured Bottler, the Bottler shall make available to representatives of the Company all sales agreements and other records relating to the Beverage and assist the Company and CCJC in all investigations relating to the sale and distribution of the Beverage outside the Territory.

(d)	The Bottler shall immediately inform the Company if at any time any solicitation or offer to purchase the Beverage is made to the Bottler by a third party which the Bottler knows or has reason to believe or suspect would result in the Beverage being marketed, sold, resold, distributed or redistributed outside the Territory in breach of this Agreement.

III.	OBLIGATIONS OF BOTTLER RELATIVE TO THE TRADE MARKS

12.	The Bottler will at all times recognize the validity and ownership of the Trade Marks by the Company and will not at any time put in issue the validity and ownership of the Trade Marks.

13.

Nothing herein shall give the Bottler any interest in the Trade Marks or the goodwill attaching thereto or in any label, design, container or other visual representations thereof, or used in connection therewith; and the Bottler acknowledges and agrees that all rights and interest created through such usage of the Trade Marks, labels, designs, containers or other visual representations shall inure to the benefit and be the property of the Company. The Company and the Bottler agree and understand that the Bottler under this Agreement is obligated to use said Trade Marks, labels, designs, containers or other visual representations thereof, in connection with the preparation, packaging, distribution and sale of the Beverage in Approved Containers without the payment of any fee, said use to be in such manner and with the result that all goodwill relating to the same shall accrue to the Company as the source and origin of such Beverage, and the Company shall be absolutely entitled to determine in every instance the manner of presentation and such other steps necessary or desirable to secure compliance with this Clause 13.

14.	The Bottler shall not adopt or use any name, corporate name, trading name, title of establishment or other commercial designation which includes the words “Coca-Cola”, “Coca”, “Cola”, “Coke”, or any of them, or any name that is confusingly similar to any of them, or any graphic or visual representation of the Trade Marks or any other trade mark or intellectual property owned by the Company, without the prior written consent of the Company.

15.	The Bottler covenants and agrees during the term of this Agreement and in accordance with applicable laws:

(a)	not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product associated with any trade dress or any container that is an imitation of a trade dress or container in which the Company claims a proprietary interest or which is likely to be confused with or cause confusion or be perceived by consumers as confusingly similar to or be passed off as such trade dress or container;

(b)	not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any product associated with any trade mark or other designation which is an imitation or infringement of any of the Trade Marks or is likely to cause passing-off of any product which is intended to lead the public to believe that it originates with the Company and/or its subsidiaries and affiliates because of the Bottler’s association with the business of manufacturing, preparing, packaging, distributing and selling the Beverage; without in any way limiting the generality of the foregoing, it is hereby expressly understood and stipulated that use of the word “Coca” or local language or phonetic equivalent in any form or fashion, or any word graphically or phonetically similar thereto or in imitation thereof, on any product other than that of the Company would constitute an infringement of the trade mark “Coca-Cola” or be likely to cause passing-off;

(c)	not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any non-alcoholic beverage products other than those prepared, packaged, distributed or sold by the Bottler under authority of the Company, unless prior written consent from the Company is obtained;

(d)	not to use delivery vehicles, cases, cartons, coolers, vending machines and other equipment bearing the Trade Marks for the distribution and sale of any products which are not identified by the Trade Marks without the prior written consent of the Company;

(e)	not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with any other concentrate, beverage base, syrup, or beverage which is likely to be confused with or passed off for the Concentrate, the Syrup or the Beverage;

(f)	not to manufacture, prepare, package, distribute, sell, deal in or otherwise be concerned with (i) any beverage put out under the name “cola” (whether alone or in conjunction with any other word or words) or any phonetic rendering of such a word, or (ii) any beverage put out under the name “cola” or otherwise which is an imitation of the Concentrate, the Syrup or the Beverage or is likely to be substituted therefor during the term of this Agreement and, in recognition of the valuable rights granted by the Company to the Bottler pursuant to this Agreement for an additional period of two (2) years thereafter; and

(g)	not to acquire or hold, directly or indirectly, any ownership interest in, or enter into any contract or arrangement with respect to the management or control of any person or legal entity, within or outside of the Territory, that engages in any of the activities prohibited under this Clause 15.

The covenants herein contained apply not only to the activities with which the Bottler may be directly concerned, but also to activities with which the Bottler may be indirectly concerned through ownership, control, management, partnership, agreement or otherwise, and whether located within or outside of the Territory.

16.	It is understood and agreed among the parties that in the event that either:

(a)	a third party which is in the opinion of the Company directly or indirectly through ownership, control, management or otherwise, concerned with the manufacture, preparation, packaging distribution or sale of any product specified in Clause 15 hereof shall acquire or otherwise obtain control or any direct or indirect influence on the management of the Bottler; or

(b)	any person, firm or company having majority ownership or direct or indirect control of the Bottler or who is directly or indirectly controlled either by the Bottler or by any third party which has control or any direct or indirect influence in the opinion of the Company on the management of the Bottler shall engage in the preparation, packaging, distribution or sale of any products specified in Clause 15 hereof;

then the Company shall have the right to terminate this Agreement forthwith without liability for damages unless the third party making such acquisition referred to in sub-clause (a) hereof or the person, firm or company referred to in subclause (b) hereof shall, on being notified in writing by the Company of its intention to terminate as aforesaid, agrees to discontinue, and shall in fact discontinue, the manufacture, preparation, packaging, distribution or sale of such product(s) within a reasonable period not exceeding six (6) months from the date of notification.

IV.	OBLIGATIONS OF BOTTLER RELATIVE TO THE PREPARATION AND PACKAGING OF THE BEVERAGE

17.

(a)	The Bottler covenants and agrees to use only the Concentrate in preparing the Syrup and the Syrup only for preparing and packaging the Beverage, in strict adherence to and compliance with the written instructions issued to the Bottler from time to time by the Company. The Bottler further covenants and agrees that, in preparing, packaging and distributing the Beverage, the Bottler shall at all times conform to the standards including quality, hygienic, environmental and otherwise, established in writing from time to time by the Company and comply with all applicable legal requirements.

(b)	The Bottler, recognizing the importance of identifying the source of manufacture of the Beverage in the market, agrees to use identification codes on all packaging materials for the Beverage, including Approved Containers and non-returnable cases. The Bottler further agrees to install, maintain and use the necessary machinery and equipment required for the application of such identification codes. The Company or CCJC shall provide the Bottler, from time to time, with necessary instructions in writing regarding the forms of the identification codes to be used by the Bottler in that connection, and the production and sales records to be maintained by the Bottler.

(c)

In the event the Company or CCJC determines or becomes aware of the existence of any quality or technical problems relating to the Beverage or Approved Containers in respect of the Beverage, the Company may require the Bottler to take all necessary action to recall all of the Beverage or withdraw immediately any such Beverage from the market or the trade, as the case may be. The Company shall notify the Bottler by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt, of the decision by the Company to require the

Bottler to recall such Beverage or withdraw such Beverage from the market or trade, and the Bottler shall, upon receipt of such notice, immediately cease distribution of such Beverage and take such other actions as may be required by the Company in connection with the recall of such Beverage or withdrawal of such Beverage from the market or trade.

(d)	In the event the Bottler determines or becomes aware of the existence of quality or technical problems relating to the Beverage or Approved Containers in respect of the Beverage, then the Bottler shall immediately notify the Company by telephone, fax, e-mail or any other form of immediate communication with written confirmed receipt. This notification shall include: (1) the identity and quantities of the Beverage involved, including the specific Approved Containers, (2) coding data and (3) all other relevant data that will assist in tracing such Beverage.

The Bottler shall permit the Company, its officers, agents or designees, at all times to enter and inspect the facilities, equipment and methods used by the Bottler, whether directly or incidentally, in or for the preparation, packaging, storage and handling of the Beverage to ascertain whether the Bottler is complying with the terms of this Agreement, including, but not limited to Clauses 17 and 21. The Bottler also agrees to provide the Company with all the information regarding Bottler’s compliance with the terms of this Agreement, including, but not limited to, Clauses 17 and 21, as the Company may request from time to time.

18.	The Bottler shall submit to the Company, at the Bottler’s expense, samples of the Syrup, the Beverage and of materials used in the preparation of the Syrup and the Beverage, in accordance with instructions that the Company may give from time to time.

19.

(a)	In the packaging, distribution and sale of the Beverage, the Bottler shall use only such Approved Containers and closures, cases, cartons, labels and other packaging materials approved from time to time by the Company, and the Bottler shall purchase such items only from manufacturers who have been authorized in writing by the Company to manufacture the items to be used in connection with the Trade Marks and the Beverage. The Company shall use its best efforts to approve two or more manufacturers of such items, it being understood that said approved manufacturers may be located within or outside of the Territory.

(b)	The Bottler shall inspect Approved Containers and closures, cases, cartons, labels and other packaging materials to be used in connection with the Beverage and shall use only those items which the Bottler has determined comply with both the standards established by applicable laws in the Territory and the standards and specifications prescribed by the Company. The Bottler shall assume independent responsibility in connection with the use of such Approved Containers, closures, cases, cartons, labels and other packaging materials which the Bottler has determined conform to such standards.

(c)	The Bottler shall maintain at all times a sufficient stock of Approved Containers, closures, cases, cartons, labels and other packaging materials to satisfy fully the demand for the Beverage in the Territory.

20.

(a)	The Bottler recognizes that increases in the demand for the Beverage, as well as changes in the Approved Containers, may from time to time require modifications or other changes in respect of its existing manufacturing, packaging, delivery or vending equipment or require the purchase of additional manufacturing, packaging, delivery or vending equipment. The Bottler agrees to make such modifications to existing equipment and to purchase and install such additional equipment as necessary with sufficient lead time to enable the introduction of new Approved Containers and the preparation and packaging of the Beverage in accordance with the continuing obligations of the Bottler to develop, stimulate and satisfy fully every demand for the Beverage in the Territory.

(b)	In the event the Bottler uses refillable Approved Containers in the preparation, packaging, distribution and sale of the Beverage, the Bottler agrees to invest the necessary capital and to appropriate and expend such funds as may be required from time to time to establish and maintain an adequate inventory of refillable Approved Containers. In order to ensure the continuing quality and appearance of said inventory of refillable Approved Containers, the Bottler further agrees to replace all or part of the inventory of refillable Approved Containers as may be reasonably necessary and in accordance with the obligations of the Bottler pursuant to this Agreement.

(c)	The Bottler shall not use or permit the use of the Approved Containers, closures, cases, cartons, labels and other packaging materials referred to in this Agreement for any purpose, except in connection with the Beverage and shall not refill or otherwise reuse any non-refillable Approved Containers that have been previously used.

21.

(a)	The Bottler shall be solely responsible in carrying out its obligations herein for compliance with all laws, statutes, regulations, by-laws and other legal requirements issued by government or local authorities and applicable in the Territory, and shall inform the Company forthwith of any provision thereof which would prevent or limit in any way strict compliance by the Bottler with its obligations herein.

(b)	Without limiting the generality of the foregoing, the Bottler covenants and agrees to comply at all times with (i) all anti-bribery, environmental, health and safety laws, regulations, and other legal requirements issued by government or local authorities and applicable in the Territory and (ii) the Company’s environmental and/or safety management standards or program as issued from time to time in writing.

V.	CONDITIONS OF PURCHASE AND SALE

22.

(a)	The Company reserves the right, by giving written notice to the Bottler, to establish and to revise from time to time and at any time, in its sole discretion, the price of the Concentrate, the Authorized Supplier, the supply point and alternate supply points for the Concentrate, the conditions of shipment and payment, and the currency or currencies acceptable to the Company or the Authorized Suppliers. Without prejudice to the foregoing, for so long as the Company has designated and authorized CCJC to supply the Concentrate to the Bottler, CCJC shall be authorized, by giving written notice to the Bottler, to establish and to revise from time to time and at any time, in its sole discretion, the price of the Concentrate, the conditions of shipment and payment, and the currency and currencies acceptable to CCJC.

(b)	If the Bottler is unwilling to pay the revised price in respect of the Concentrate, then the Bottler shall so notify the Company or CCJC, as the case may be, in writing within thirty (30) days from receipt of the written notice from the Company or CCJC, as the case may be, revising the aforesaid price. In such event, this Agreement shall terminate automatically without liability by either party for damages three (3) calendar months after receipt of the Bottler’s notification.

(c)	Any failure on the part of the Bottler to notify the Company or CCJC, as the case may be, in respect of the revised price of the Concentrate pursuant to subclause (b) hereof shall be deemed to be acceptance by the Bottler of the revised price.

(d)	The Company reserves the right, to the extent permitted by the law applicable in the Territory, to establish and to revise, by giving written notice to the Bottler, recommended prices at which the Beverage in Approved Containers may be sold by the Bottler to wholesalers and retailers and the recommended retail prices for the Beverage.

(e)	The Bottler undertakes to collect from or charge to retail or wholesale outlets, as applicable, for each refillable Approved Container and each returnable case delivered to retail or wholesale outlets, such deposits as the Company and/or CCJC may determine from time to time by giving written notice to the Bottler, and to make all reasonably diligent efforts to recover all empty refillable Approved Containers and cases and, upon recovery, to refund or to credit the deposits for said refillable Approved Containers and returnable cases returned undamaged and in good condition.

VI.	DURATION AND TERMINATION OF AGREEMENT

23.

(a)	This Agreement shall expire, without notice, on March 31, 2024 unless it has been earlier terminated as provided herein. It is recognized and agreed among the parties hereto that the Bottler shall have no right to claim a tacit renewal of this Agreement.

(b)	If the Bottler has fully complied with all the terms, covenants, conditions and stipulations of this Agreement throughout its term, and the Bottler is capable of the continued promotion, development and exploitation of the full potential of the business of the preparation, packaging, distribution and sale of the Beverage, the Bottler may request an extension of this Agreement for an additional term of ten (10) year(s). The Bottler may request such extension by giving written notice to the Company at least six (6) months but not more than twelve (12) months prior to the expiration date of this Agreement. The request by the Bottler for such extension shall be supported by such documentation as the Company may request, including documentation relating to the Bottler’s compliance with the performance obligations under this Agreement and supporting the continued capability of the Bottler to develop, stimulate and satisfy fully the demand for the Beverage within the Territory. If the Bottler has, in the sole discretion of the Company, satisfied the conditions for the extension of this Agreement, then the Company may, by written notice, agree to extend this Agreement for such additional term or such lesser period as the Company may determine.

(c)	At the expiration of any such additional term, this Agreement shall expire finally without further notice, and the Bottler shall have no right to claim a tacit renewal of this Agreement.

24.

(a)	This Agreement may be terminated by the Company or the Bottler forthwith and without liability for damages by written notice given by the party entitled to terminate to the other party:

(1)	if the Company, the Authorized Suppliers or the Bottler cannot legally obtain foreign exchange to remit abroad in payment of imports of the Concentrate or the ingredients or materials necessary for the manufacture of the Concentrate, the Syrup or the Beverage; or

(2)	if any part of this Agreement ceases to be in conformity with the laws or regulations applicable in the Territory and, as a result thereof, or as a result of any other laws affecting this Agreement, any one of the material stipulations herein cannot be legally performed or the Syrup cannot be prepared, or the Beverage cannot be prepared or sold in accordance with the instructions issued by the Company pursuant to Clause 17 above, or if the Concentrate cannot be manufactured or sold in accordance with the Company’s formula or the standards prescribed by it.

(b)	This Agreement may be terminated forthwith by the Company without liability for damages:

(1)

if a petition in bankruptcy, corporate reorganization proceedings, civil rehabilitation or any similar proceedings is filed against or on behalf of the Bottler, or if the Bottler passes a resolution for winding up or liquidation, or if a winding up, liquidation or judicial management order is made against the Bottler, or if a receiver is appointed to manage the business of the Bottler, or if the Bottler enters into any judicial or voluntary scheme of composition with its creditors or concludes any similar arrangements with them or makes an assignment for the benefit of creditors; or

(2)	if a petition is filed for attachment, provisional attachment, provisional disposition or auction with respect to Bottler’s assets and such petition has continued to be effective for more than thirty (30) days, or if the Bottler receives a disposition for failure to pay taxes, or if the notes or checks drawn or accepted by the Bottler are dishonored, or if the Bottler suspends its payments to creditors generally or becomes insolvent; or

(3)	in the event of the Bottler’s dissolution, nationalization or expropriation, or in the event of the confiscation of the production or distribution assets of the Bottler.

25.

(a)	This Agreement may also be terminated by the Company and CCJC or by the Bottler without liability for damages if the other party or parties fails or fail to observe any one or more of the terms, covenants or conditions of this Agreement, and fails to remedy such default(s) within sixty (60) days after such party has been given written notice of such default(s).

(b)	In addition to all other remedies to which the Company may be entitled hereunder, if at any time the Bottler fails to follow the instructions or to maintain the standards prescribed by the Company or required by applicable laws in the Territory for the preparation and packaging of the Syrup or the Beverage, the Company shall have the right to prohibit the production of the Syrup or the Beverage until the default has been corrected to the Company’s satisfaction, and the Company may demand the suspension of distribution and delivery of the Beverage and further demand the recall or withdrawal from the market or trade, at the Bottler’s expense, of the Beverage not in conformity with or not manufactured in conformity with such instructions, standards or requirements, and the Bottler shall promptly comply with such prohibition or demand. During the period of such prohibition of production, the Company shall be entitled to suspend deliveries of the Concentrate to the Bottler and to supply the Beverage or to arrange for others to supply the Beverage in the Territory. No prohibition or demand shall be deemed a waiver of the rights of the Company to terminate this Agreement pursuant to this Clause 25.

26.	Upon the expiration or earlier termination of this Agreement:

(a)	the Bottler shall not thereafter prepare, package, distribute, or sell the Beverage or make any use of the Trade Marks, Approved Containers, closures, cases, cartons, labels, other packaging material or advertising, marketing or promotional material used or which are intended for use by the Bottler solely in connection with the preparation, packaging, distribution and sale of the Beverage;

(b)	the Bottler shall forthwith eliminate all references to the Company, CCJC, the Beverage and the Trade Marks from the premises, delivery vehicles, vending machines, coolers and other equipment of the Bottler and from all business stationery and all written, graphic, electromagnetic, digital or other advertising, marketing or promotional material used or maintained by the Bottler, and the Bottler shall not thereafter hold forth in any manner whatsoever that the Bottler has any connection with the Company, CCJC, the Beverage or the Trade Marks;

(c)

the Bottler shall forthwith deliver to the Company, CCJC or a third party, in accordance with such instructions as the Company shall give, all of the Concentrate, Beverage in Approved Containers, usable Approved Containers bearing the Trade Marks or any of them, closures, cases, cartons, labels and other packaging materials bearing the Trade Marks and advertising material for the Beverage still in the Bottler’s possession or under its control, and the Company shall, upon delivery thereof pursuant to such instructions, pay to the Bottler a sum equal to the reasonable market value of such supplies or materials, provided that the Company will accept and pay for only such supplies or materials as are in first-class and usable condition; and provided further that all Approved Containers, closures, cases, cartons, labels and other packaging materials and advertising materials bearing the name of the Bottler and any such supplies and materials which are unfit for use according to the Company’s standards shall be destroyed by the Bottler without cost to the Company or CCJC; and provided further that, if this Agreement is terminated in accordance with the provisions of Clauses 16, 22(b), 24(a), 25 or 27 or as a result of any of the contingencies provided in Clause 30 (including termination by operation of law), or if the Agreement is terminated by the Bottler for any reason other than in accordance with or as a result of the operation of Clause 25, the Company shall have the option, but no obligation, to purchase from the Bottler the supplies and materials referred to above; and

(d)	all rights and obligations hereunder, whether specifically set out or whether accrued or accruing by use, conduct or otherwise, shall expire, cease and end, excepting all provisions concerning the obligations of the Bottler as set forth in Clauses 11(b)(2) and (b)(3) and 12, 13, 14, 15(f), 26, 29(b), 31, 32, 33(a), 33(c) and 33(d), all of which shall continue in full force and effect, provided always that this provision shall not affect any rights the Company or CCJC may have against the Bottler in respect of any claim for nonpayment of any debt or account owed by the Bottler to the Company or its Authorized Suppliers.

VII.	OWNERSHIP AND CONTROL OF THE BOTTLER

27.	It is recognized and acknowledged among the parties hereto that the Company has a vested and legitimate interest in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution and sales system. It is further recognized and acknowledged among the parties hereto that this Agreement has been entered into by the Company intuitu personae and in reliance upon the identity, character and integrity of the owners, controlling parties and managers of the Bottler, and the Bottler warrants having made to the Company prior to the execution hereof a full and complete disclosure of the owners and of any third parties having a right to, or power of, control or management of the Bottler. It is therefore agreed among the parties hereto that notwithstanding the provisions of Clause 16 or any other provision of this Clause 27, in the event of any change, due to any cause, of the real persons or legal entities having direct or indirect ownership or control of the Bottler, including any changes of the share-owner composition of such entities, the Company, in its sole discretion, may terminate this Agreement forthwith and without liability for damages. The Bottler, therefore, covenants and agrees:

(a)	not to assign, transfer, pledge or in any way encumber this Agreement or any interest herein or rights hereunder, in whole or in part, to any third party or parties without the prior written consent of the Company;

(b)	not to delegate performance of this Agreement, in whole or in part, to any third party or parties without the prior written consent of the Company or CCJC, provided, however, that consent to a delegation of the preparation and packaging of the Beverage hereunder to a third-party subcontractor maybe granted by (i) the Company executing, together with the Bottler and the relevant third-party subcontractor, the then–applicable standard Delegation Authorization Agreement (in the case where such third party subcontractor is a subsidiary of the Bottler) or by CCJC executing, together with the Bottler and the relevant third-party subcontractor, the then–applicable standard Contract Packing Agreement (in case where such third party subcontractor is not a subsidiary of the Bottler), and (ii) the Bottler having obtained the prior written confirmation from the Company and/or CCJC approving such third-party subcontractor’s quality-control, environmental, safety and other standards (and any such other standards as the Company and/or CCJC may at such time and in their sole discretion deem appropriate to require their approval of); and provided further that such delegation shall not in any manner relieve the Bottler from any of its duties and/or obligations under this Agreement;

(c)	to notify the Company promptly in the event of or upon obtaining knowledge of any third party action which may or will result in any change in the ownership or control of the Bottler;

(d)	to make available from time to time and at the request of the Company complete records of current ownership of the Bottler and full information concerning any third party or third parties by whom it is controlled, directly or indirectly;

(e)	to the extent the Bottler has any legal control over changes in the ownership or control of the Bottler, not to initiate or implement, consent to or acquiesce in any such change without the prior written consent of the Company; and

(f)	if the Bottler is organized as a partnership, not to change the composition of such partnership by the inclusion of any new partners or the release of existing partners without the prior written consent of the Company.

In addition to the foregoing provisions of this Clause 27, if a proposed change in ownership or control of the Bottler involves a direct or indirect transfer to or acquisition of ownership or control of the Bottler, in whole or in part, by a person or entity authorized by the Company to manufacture, sell, distribute or otherwise deal in any beverage products and/or any trade marks of the Company (the “Acquiror Bottler”), the Company may request any and all information it considers relevant from both the Bottler and the Acquiror Bottler in order to make its determination as to whether to consent to such change. In any such circumstances, the parties hereto, recognizing and acknowledging the vested and legitimate interest of the Company in maintaining, promoting and safeguarding the overall performance, efficiency and integrity of the Company’s international bottling, distribution and sales system, expressly agree that the Company may consider all and any factors, and apply any criteria that it considers relevant in making such determination.

It is further recognized and agreed among the parties hereto that the Company, in its sole discretion, may withhold consent to any proposed change in ownership or other transaction contemplated in this Clause 27, or may consent subject to such conditions as the Company, in its sole discretion, may determine. The parties hereto expressly stipulate and agree that any violation by the Bottler of the foregoing covenants contained in this Clause 27 shall entitle the Company to terminate this Agreement forthwith without liability for damages; and, furthermore, in view of the personal nature of this Agreement, that the Company shall have the right to terminate this Agreement without liability for damages if any other third party or third parties should obtain any direct or indirect interest in the ownership or control of the Bottler, even when the Bottler had no means to prevent such a change, if, in the opinion of the Company, such change either enables such third party or third parties to exercise any influence over the management of the Bottler or materially alters the ability of the Bottler to comply fully with the terms, obligations and conditions of this Agreement.

28.	The Bottler shall, prior to the issue, offer, sale, transfer, trade or exchange of any of its shares of stock or other evidence of ownership, its bonds, debentures or other evidence of indebtedness, or the promotion of the sale of the above, or stimulation or solicitation of the purchase or an offer to sell thereof, obtain the written consent of the Company or CCJC, as the case may be, whenever the Bottler uses in this connection the name of the Company or CCJC or the Trade Marks or any description of the business relationship with the Company or CCJC in any prospectus, advertisement or other sales efforts. The Bottler shall not use the name of the Company or CCJC or the Trade Marks or any description of the business relationship with the Company or CCJC in any prospectus or advertisement used in connection with the Bottler’s acquisition of any shares or other evidence of ownership in a third party without the prior written approval of the Company or CCJC, as the case may be.

VIII.	GENERAL PROVISIONS

29.

(a)	The Company may assign any of its rights and delegate all or any of its duties or obligations under this Agreement to one or more of its subsidiaries or related companies provided, however, that any such delegation shall not relieve the Company from any of its contractual obligations under this Agreement. In addition, the Company, in its sole discretion, may through written notice to the Bottler appoint a third party as its representative to ensure that the Bottler carries out its obligations under this Agreement, with full powers to oversee the Bottler’s performance and to require from the Bottler its compliance with all the terms and conditions of this Agreement.

(b)	For the convenience of communication among the parties, the Company, CCJC and the Bottler agree that CCJC may issue any communications to be made by the Company to the Bottler under or in relation to this Agreement (as may be determined by the Company from time to time) and the Bottler shall receive the same, and that the Bottler shall deliver to CCJC (on behalf of the Company) any and all communications to be made by the Bottler to the Company under or in relation to this Agreement. Said communications shall include, without limitation, those in respect of instructions, prescriptions, standards and requirements set by the Company, consents, approvals and authorizations by the Company and requests by the Bottler therefor, notifications, requests for, provisions of and/or receipts of information, samples, materials and/or actions, or notices of termination or requests for extensions of this Agreement and/or any related agreements thereto, and consultations of any kind.

30.	Neither the Company, CCJC nor the Bottler shall be liable for failure to perform any of their respective obligations hereunder when such failure is caused by or results from:

(a)	strike, blacklisting, boycott or sanctions imposed by a sovereign nation or supra-national organization of sovereign nations, however incurred; or

(b)	act of God, force majeure, public enemies, authority of law and/or legislative or administrative measures (including the withdrawal of any government authorization required by any of the parties to carry out the terms of this Agreement), embargo, quarantine, riot, insurrection, a declared or undeclared war, state of war or belligerency or hazard or danger incident thereto; or

(c)	any other cause whatsoever beyond their respective control.

In the event the Bottler is unable to perform its obligations as a consequence of any of the contingencies set forth in this Clause 30, and for the duration of such inability, the Company, CCJC and Authorized Suppliers shall be relieved of their respective obligations under Clauses 2 and 5; and provided that, if any such failure by either party shall persist for a period of six (6) months or more, any party hereto may terminate this Agreement without liability for damages.

31.

(a)	The Company reserves the sole and exclusive right to institute any civil, administrative or criminal proceeding or action, and generally to take or seek any available legal remedy it deems desirable, for the protection of its reputation, Trade Marks, and other intellectual property rights, as well as for the protection of the Concentrate, the Syrup and the Beverage, and to defend any action affecting these matters. At the request of the Company, CCJC and the Bottler will render assistance in any such action. The Bottler shall not have any claim against the Company or CCJC as a result of such proceedings or action or for any failure to institute or defend such proceedings or action. The Bottler shall promptly notify the Company of any litigation or proceedings instituted or threatened affecting these matters. The Bottler shall not institute any legal or administrative proceedings against any third party which may affect the interests of the Company and/or CCJC without the prior written consent of the Company and/or CCJC, as the case may be.

(b)	The Company has the sole and exclusive right and responsibility to initiate and defend all proceedings and actions relating to the Trade Marks. The Company may initiate or defend any such proceedings or actions in its own name and/or in the name of CCJC or require the Bottler to institute or defend such proceedings or actions either in its own name or in the joint names of the Bottler and the Company and/or CCJC.

32.

(a)	The Bottler agrees to consult with the Company on all product liability claims, proceedings or actions brought against the Bottler in connection with the Beverage or Approved Containers and to take such action with respect to the defense of any such claim or lawsuit as the Company may reasonably request in order to protect the interests of the Company in the Beverage, the Approved Containers or the goodwill associated with the Trade Marks.

(b)	The Bottler shall indemnify and hold harmless the Company, CCJC, their affiliates and their respective officers, directors and employees from and against all costs, expenses, damages, claims, obligations and liabilities whatsoever arising from facts or circumstances not attributable to the Company or CCJC including, but not limited to, all costs and expenses incurred in settling or compromising any of the same arising out of the preparation, packaging, distribution, sale or promotion of the Beverage by the Bottler, including, but not limited to, all costs arising out of the acts or defaults, whether negligent or not, of the Bottler, any third party to whom the Bottler may have delegated or sub-contracted the preparation and packaging of the Beverages, and any distributor, supplier and /or wholesaler.

(c)	The Bottler shall obtain and maintain a policy of insurance with insurance carriers satisfactory to the Company giving full and comprehensive coverage both as to amount and risks covered in respect of matters referred to in subclause (b) above (including the indemnity contained therein) and shall on request produce evidence satisfactory to the Company of the existence of such insurance. Compliance with this Clause 32(c) shall not limit or relieve the Bottler from its obligations under Clause 32(b) hereof.

33.	The Bottler covenants and agrees:

(a)	that it will make no representations or disclosures to public or government authorities or to any other third party, relating to the Concentrate, the Syrup or the Beverage without the prior written consent of the Company;

(b)	in the event that the Bottler is publicly listed or traded, it will disclose to the Company any financial or other information relating to the performance or prospects of the Bottler at the same time as the Bottler is required to disclose such information pursuant to the regulations of the stock exchange or the securities or corporations law applicable to the Bottler;

(c)	that it will at all times, both during the continuance and after termination of this Agreement, keep strictly confidential all secret and confidential information including, without limiting the generality of the foregoing, mixing instructions and techniques, sales, marketing and distribution information, projects and plans, relating to the subject matter of this Agreement, which the Bottler may receive from the Company and/or CCJC, or in any other manner, and to ensure that such information shall be made known only to those officers, directors and employees bound by reasonable provisions incorporating the secrecy obligations set out in this clause; and

(d)	that upon the expiration or earlier termination of this Agreement, it will forthwith hand over to the Company or as it may direct all written or graphic, electromagnetic, computerized, digital or other materials comprising or containing any information subject to the obligation of confidentiality hereunder.

34.

The Company, CCJC and the Bottler recognize that incidents may arise which can threaten the reputation and/or business of the Bottler and/or negatively affect the good name, reputation and/or image of the Company and/or the Trade Marks. In order to address such incidents, including but not limited to any questions of quality of the Beverage that may occur, the Bottler will designate and organize an incident management team and inform the Company of the members of such team. The Bottler further agrees to cooperate fully with the Company, CCJC and such third parties as the Company may designate and coordinate all efforts to address and resolve any such incident consistent with procedures for incident management that may be issued to the Bottler by the Company from time to time.

35.	In the event of any provisions of this Agreement being or becoming legally ineffective or invalid, the validity or effect of the remaining provisions of this Agreement shall not be affected; provided that the invalidity or ineffectiveness of the said provisions shall not prevent or unduly hamper performance hereunder or prejudice the ownership or validity of the Trade Marks. The right to terminate in accordance with Clause 24 (a)(2) is not affected hereby.

36.

(a)	As to all matters and things herein mentioned, this Agreement, as may be amended or supplemented in writing from time to time, shall constitute the only agreement among the Company, CCJC and the Bottler. All prior agreements of any kind whatsoever among the parties relating to the subject matter are cancelled hereby; provided, however, that any written representations made by the Bottler upon which the Company and/or CCJC relied in entering into this Agreement shall remain binding upon the Bottler.

(b)	Any waiver or modification of, or alteration or addition to, this Agreement or any of its provisions, shall not be binding upon the Company, CCJC or the Bottler unless same shall be executed in writing by duly authorized representatives of the Company, CCJC and the Bottler.

(c)	All written notices given pursuant to this Agreement shall be by courier, telefax, hand or registered (air) mail and shall be deemed to be given on the date such notice is dispatched, such registered letter is mailed, or such hand delivery is effected. Such written notices shall be addressed to the last known address of the party concerned. Each party shall promptly advise the other parties of any change in its address. For the avoidance of any doubt, the foregoing provisions of this Clause 36(c) shall be without prejudice to Clause 29(b) hereof.

37.	Failure of the Company or CCJC to exercise promptly any right herein granted, or to require strict performance of any obligation undertaken herein by the Bottler, shall not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all obligations herein undertaken by the Bottler.

38.	The Bottler is an independent contractor and not an agent of, or partner or a joint venturer with, the Company or CCJC. The Bottler agrees that it will neither represent, nor allow itself to be held out as an agent of, or partner or joint venturer with, the Company or CCJC.

39.	Although CCJC may assist the Company from time to time pursuant to the terms of this Agreement, the parties hereto recognize that CCJC does not have the authority to conclude contracts in the name of the Company.

40.	The headings herein are solely for the convenience of the parties and shall not affect the interpretation of this Agreement.

41.

(a)	This Agreement shall be interpreted, construed and governed by and in accordance with the laws of Japan.

(b)	This Agreement is made in, and shall be construed in accordance with, the English language. Any translation hereof is for reference only. If any inconsistency or conflict exists or occurs between the terms of this Agreement and such translation, the English-language version shall prevail.

42.	The parties hereto shall submit to the exclusive jurisdiction of the Tokyo District Court with respect to any dispute arising from or in relation to this Agreement.

IN WITNESS WHEREOF, the Company, CCJC and the Bottler have caused these presents to be executed in triplicate by the duly authorized person or persons in their behalf on the dates indicated below.

THE COCA-COLA COMPANY	[Insert the name of the BOTTLER]

By:	By:

Date:	Date:

COCA-COLA (JAPAN) COMPANY, LIMITED

By:

Date: